Exhibit 10.2
PERFORMANCE SHARE UNIT AGREEMENT
(Unum Group 2022 Stock Incentive Plan – Sub-plan for U.K. and Republic of Ireland)
THIS AGREEMENT (this “Agreement”), dated as of [Grant Date], is entered into by and between Unum Group, a Delaware corporation (the “Company”), and [Participant Name] (the “Employee”).
W I T N E S S E T H
In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:
1.Grant, Vesting and Forfeiture of Performance Share Units.
(a)Grant. Subject to the provisions of this Agreement and to the provisions of the Sub-plan for U.K. and Republic of Ireland (as the same may be amended, the “Sub-plan”) of the Unum Group 2022 Stock Incentive Plan (as the same may be amended, the “Plan”), the Company hereby grants to the Employee, as of [Grant Date] (the “Grant Date”), [Number Granted] Performance Share Units (the “Performance Share Units”), each of which shall be deemed a Restricted Stock Unit under the Plan, representing a right to receive one share of common stock of the Company, par value $0.10 per Share. All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Sub-plan and the Plan.
(b)Earning Performance Share Units; Performance Period.
(i)Earning Performance Share Units. Subject to Section 1(b)(ii) and 1(c) below, the Employee shall earn the Performance Share Units, as determined in accordance with Schedule A, on the date that the Committee certifies as to such determination (including the performance calculations described in Schedule A), which date shall be no later than two and a half months after the end of the performance period extending from January 1, [Year] to December 31, [Year+2], inclusive (the “Performance Period”).
(ii)Performance Period. Subject to the terms and conditions of this Agreement, the Performance Share Units earned pursuant to Section 1(b)(i) shall vest and no longer be subject to any restriction upon the expiration of the Performance Period.
(c)Termination of Employment.
(i)General. Upon the Employee’s Termination of Employment during the Performance Period for (A) Cause or (B) any other reason except as specified in Section 1(c)(ii) or 1(c)(iii) below, all Performance Share Units then subject to restriction shall be forfeited.
(ii)Redundancy; Good Reason. In the event of the Employee’s Termination of Employment during the Performance Period by the Company as a result of redundancy, the Employee shall earn a number of Performance Share Units equal to the product of (x) the number of Performance Share Units determined in accordance with Section 1(b)(i) and (y) a fraction, the numerator of which is the number of full and partial months that have lapsed from the first day of the Performance Period until the date of the Termination of Employment and the denominator of which is the total number of months in the Performance Period; provided, that, in the case of the Employee’s Termination of Employment under such circumstances, the Employee does not breach the PSU Restrictions (as defined in Section 5 below) and the Employee executes and submits to the Company within 10 business days following the last day of each year following such Termination of Employment during the Restricted Period (as defined in Section 5 below) a certification in the form provided to the Employee by the Company that states that the Employee has adhered to and complied with the PSU Restrictions (the “Certification”). Such Performance Share Units shall be settled at such time as the Performance Share Units would be settled in accordance with Section 2. For the avoidance of doubt, in the event that the Employee incurs a Termination of Employment during the Performance Period by the Company as a result of redundancy and the Employee fails to comply with the PSU Restrictions or fails to execute and submit each required Certification, the Performance Share Units will be forfeited. The benefits and conditions (including the obligations to adhere to and comply with the PSU Restrictions and the requirement to execute and submit the Certifications) described in this Section

1(c)(ii) shall also apply upon a Termination of Employment by the Employee for Good Reason if the Company has entered into a separate written agreement with the Employee providing for payments upon a Termination of Employment for Good Reason not upon or following a Change in Control, in which case “Good Reason” shall have the meaning ascribed to such term (or a term of similar import) in such agreement; provided, that, if the Employee is eligible for Retirement at the time of the Employee’s Termination of Employment by the Employee for Good Reason, the vesting of such Employee’s Performance Share Units shall be governed by Section 1(c)(iii) below.
(iii)Retirement/Death/Disability; Retirement Definition. In the event of the Employee’s Termination of Employment during the Performance Period due to the Employee’s death, Disability or Retirement, the Employee shall earn a number of Performance Share Units equal to the number of Performance Share Units determined in accordance with Section 1(b)(i), assuming that the Employee had remained employed through the Performance Period; provided, that, in the case of the Employee’s Retirement or Disability, the Employee does not breach the PSU Restrictions and the Employee (or in the case of the Employee’s Disability, the Employee’s legal representative on behalf of the Employee, if applicable) executes and submits to the Company within 10 business days following the last day of each year during the Restricted Period following such Termination of Employment the Certification. Such Performance Share Units shall be settled at such time as the Performance Share Units would be settled in accordance with Section 2. For the avoidance of doubt, in the event that the Employee incurs a Termination of Employment during the Performance Period due to the Employee’s Retirement or Disability and the Employee fails to comply with the PSU Restrictions or fails to execute and submit each required Certification, the Performance Share Units will be forfeited. For purposes of this Agreement and notwithstanding section 1(gg) of the Plan or section 1.1 of the Sub-plan, “Retirement” shall mean the Employee’s Termination of Employment where the Employee ceases employment with the intention of ceasing to do any further work and on a date that has been agreed by both the Company (or an Affiliate employer) and the Employee in writing in advance in compliance with the legal requirements of the jurisdiction in which the Employee is located; provided, however, that if, on such agreed-upon date, there is a basis for the Company or an Affiliate employer to terminate the employment of the Employee for Cause, then such voluntary cessation of employment by the Employee shall not constitute “Retirement” for purposes of this Agreement.
(iv)Employment. For purposes of this Agreement, employment with the Company shall include an office or employment with the Company, its Affiliates and their successors. Nothing in this Agreement, the Sub-plan, or the Plan shall confer upon the Employee any right to continue in the employment of, or holding an office, with the Company or any of its Affiliates or interfere in any way with the right of the Company or any Affiliate to terminate the Employee’s office or employment at any time.
2.Settlement of Units.
Subject to Section 9 (pertaining to taxes), and except as otherwise provided in Section 6, as soon as practicable after the date on which the Performance Period expires and the Committee certifies as to the determination of the number of earned Performance Share Units, and in no event later than two and a half months after the end of the Performance Period, the Company shall deliver to the Employee or his or her personal representative, in book position or certificate form, one Share that does not bear any restrictive legend making reference to this Agreement for each Performance Share Unit earned pursuant to this Agreement.
3.Nontransferability of the Performance Share Units.
During the Performance Period and until such time as the Performance Share Units are ultimately settled as provided in Section 2 above, the Performance Share Units and Shares covered by the Performance Share Units shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise; provided, however, that nothing in this Section 3 shall prevent transfers by will or by the applicable laws of descent and distribution. Any purported or attempted transfer of such Performance Share Units or Shares in contravention of this Section 3 shall be null and void.

4.Rights as a Stockholder.
During the Performance Period and until such time as the Performance Share Units are ultimately settled as provided in Section 2 above, the Employee shall not be entitled to any rights of a stockholder with respect to the Performance Share Units (including, without limitation, any voting rights); provided that with respect to any dividends paid on Shares underlying the Performance Share Units, such dividends will be notionally accounted for and shall vest and be settled in cash at such time as, and in the same ratio and only to the extent that, the Performance Share Units to which they relate vest and are settled.
5.Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement.
(a)The Employee acknowledges that during the course of employment or engagement with the Company and its Affiliates the Employee has received and will continue to have access and exposure to secret and proprietary information, including but not limited to information about the Company’s and its Affiliates’ business, business practices and processes, customers, and prospective customers, the value of which is derived in part from the fact that the information is not generally known to the public (“Confidential Information”). The Employee acknowledges that the Company and its Affiliates have spent significant time, effort and resources protecting the Confidential Information and that the Confidential Information has contributed to customer goodwill and is of significant competitive value to the Company and its Affiliates in the businesses in which they compete, and that the use or disclosure, even if inadvertent, of the Confidential Information to or for the benefit of a competitor would cause significant damage to the legitimate business interests of the Company and its Affiliates. Accordingly, in order to protect the legitimate business and customer goodwill interests of the Company and its Affiliates, to protect the Confidential Information against inappropriate use or disclosure, and in consideration of the grant of and the opportunity to earn the Performance Share Units in accordance with the provisions of this Agreement, the Employee hereby covenants and agrees to comply with the confidentiality, non-competition, non-solicitation and non-disparagement provisions set forth in this Section 5(a) (collectively, the “PSU Restrictions”). Except to the extent expressly provided otherwise below, the Employee agrees to comply with the PSU Restrictions for the period commencing on the Grant Date and extending until the date that is 12 months following the earlier of: (i) Employee’s Termination of Employment or (ii) the last day on which the Employee carried out any duties for the Company and its Affiliates (such period, the “Restricted Period”).
(i)The Employee will use Confidential Information gained during employment or engagement with the Company or any Affiliate for the benefit of the Company only and, without the prior written consent of the Company, shall not, at any time during the Restricted Period or thereafter, directly or indirectly, divulge, reveal or communicate any Confidential Information to any person or entity whatsoever, or use any Confidential Information for the Employee’s own benefit or for the benefit of others, other than as required by law or legal process. For purposes of the foregoing, Confidential Information shall not include information that was or is available to the Employee on a non-confidential basis from a source other than the Company or becomes generally available to the public, other than as a result of disclosure by the Employee.
(ii)The Employee shall not, at any time during the Restricted Period, without the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by, consult with, render services for, or be connected in any other manner with, any Competing Business, whether for compensation or otherwise. For the purposes of this Agreement, a “Competing Business” shall be any business in the United Kingdom which is engaged in the sale or provision of employee benefits or other products or services of the type offered by the Company or its Affiliates (including, without limitation, disability, life, accident, critical illness, hospital indemnity, dental, and vision insurance products; leave and absence management support services; and behavioral health services), unless the Employee’s primary duties and responsibilities with respect to such business are (i) not related to the management, operation or provision of such products or services or (ii) related to the management, operation or provision of such products or services in territories in which the Employee was neither involved nor concerned during the 12 months prior to the Employee’s Termination of Employment or about which he was not in possession of Confidential Information as at the date of such termination; or (iii) related to the management, operation or provision of products or services with which the Employee was neither involved nor concerned during the 12 months prior to the Employee’s Termination of Employment or about which he was not in possession of Confidential Information as at the date of such termination. Notwithstanding the requirements of this paragraph, the Employee shall not be prohibited from owning less than 1% of any publicly traded corporation, whether or not such corporation is deemed to be a Competing Business.
(iii)The Employee shall not, at any time during the Restricted Period, without the prior written consent of the Company, directly or indirectly, either for the Employee’s own benefit or purpose or for the benefit or purpose of any other person or entity, solicit, assist, or induce any Covered Employee to terminate his or her relationship with the Company or its Affiliates (regardless of who first initiates the communication), or help another person or entity evaluate any Covered Employee as an employment candidate, or offer to employ, call on, or actively interfere with the Company’s or any Affiliate’s relationship with any Covered Employee, provided that this paragraph shall not prohibit general solicitations in the form of classified advertisements or the like in newspapers, on the internet, or in other media. For purposes of this Agreement, “Covered Employee” means an individual who is an employee, representative, or officer of the Company or any Affiliate at the time of the solicitation, assistance, or inducement or as of the date of the Employee’s Termination of Employment and who was employed in a senior, technical, management, or research capacity or who was otherwise in possession of Confidential Information and, in each case, who was supervised by or worked with the Employee during the 12 months prior to the Employee’s Termination of Employment.
(iv)The Employee shall not, at any time during the Restricted Period, without the prior written consent of the Company, directly or indirectly, either for the Employee’s own benefit or purpose or for the benefit or purpose of any other person or entity, use any Confidential Information to solicit or accept any business from any customers of the Company or any Affiliate, or any broker with regard to customers of the Company or any Affiliate (regardless of who first initiates the communication), whom the Employee serviced, solicited or had contact on behalf of the Company or any Affiliate during the 12 months prior to the commencement of the Restricted Period.
(v)The Employee shall not, at any time during the Restricted Period, directly or indirectly, disparage or make any statement, oral or written, public or in private, which is reasonably foreseeable as harming the Company’s or any Affiliate’s business interests or impacts negatively on the Company’s or any Affiliate’s business reputation or reputation in the community. Nothing in this paragraph will be construed to prevent the Employee from (x) truthfully communicating with or responding to a request for information from a federal, state, administrative agency or court or (y) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful.
(b)Any termination of the Employee’s employment or the termination or expiration of this Agreement shall have no effect on the continuing operation of this Section 5.
(c)The terms and provisions of this Section 5 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Employee’s future employment imposed by this Section 5 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 5 unreasonable in duration or geographic scope or otherwise, the Employee and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
(d)The Employee acknowledges and agrees that any breach or threatened breach of the PSU Restrictions will result in substantial, continuing and irreparable injury to the Company and/or its Affiliates.

Therefore, in addition to any other remedy that may be available to the Company and/or its Affiliates, the Company and/or its Affiliates shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of such provisions, and to specific performance of each of the terms thereof in addition to any other legal or equitable remedies that the Company or any Affiliate may have.
6.Adjustment; Change in Control.
In the event of certain transactions during the Performance Period, the Performance Share Units shall be subject to adjustment as provided in Section 3(d) of the Plan or any applicable successor provision under the Plan.
Notwithstanding anything in Section 1 to the contrary, subject to Section 3(d) of the Plan or any applicable successor provision under the Plan, upon the occurrence of a Change in Control, the Performance Share Units shall (i) be earned as determined in accordance with Schedule A (provided that, in this event, the date of the Change in Control shall be deemed the last day of the Performance Period solely for the purpose of calculating performance as set forth in Schedule A), (ii) shall remain outstanding and shall vest and be subject to restriction until the end of the Performance Period in accordance with Section 1(b)(ii), and (iii) subject to this Section 6, shall be settled by the Company as provided in Section 2. For purposes of this Agreement, Performance Share Units that are deemed earned upon, and remain outstanding following, a Change in Control pursuant to this Section 6 shall be referred to as “Assumed PSUs”.
Notwithstanding anything in Section 1 to the contrary, (A) upon a Termination of Employment of the Employee occurring upon or during the two years immediately following the date of a Change in Control (but prior to the settlement of the Employee’s Assumed PSUs) by reason of death, Disability or Retirement, by the Company without Cause, or by the Employee for Good Reason (as defined in the Plan, except that if the Employee is covered by a separate written plan or agreement providing for payments upon a Termination of Employment for Good Reason upon or within two years following a Change in Control, then as such term (or a term of similar import) is defined in such plan or agreement), then such Assumed PSUs shall become free of all restrictions and fully vested and shall be settled as soon as practicable following the date of Termination of Employment (but not later than 30 days thereafter); provided, however, in each case, that if the Employee is a citizen of the United States or otherwise subject to U.S. Federal Income Tax in respect of the Performance Share Units, any Assumed PSUs that constitute “nonqualified deferred compensation” as defined under Section 409A of the Code shall, to the extent necessary to avoid the imposition of penalty taxes under Section 409A of the Code, only be so settled if the Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code and shall otherwise only be settled on the earliest date permissible under Section 409A of the Code; (B) upon a Termination of Employment of the Employee occurring more than two years following the date of a Change in Control (but prior to the settlement of the Employee’s Assumed PSUs) by reason of death, Disability or Retirement, then such Assumed PSUs shall become free of all restrictions and fully vested and shall be settled in accordance with Section 2 hereof; and (C) upon a Termination of Employment of the Employee occurring more than two years following the date of a Change in Control (but prior to the settlement of the Employee’s Assumed PSUs) by the Company without Cause or by the Employee for Good Reason (as defined in the Plan, except that if the Employee is covered by a separate written agreement providing for payments upon a Termination of Employment for Good Reason not following a Change in Control, then as such term (or a term of similar import) is defined in such agreement), then a portion of such Employee’s Assumed PSUs, equal to the full value of the Assumed PSUs multiplied by a fraction, the numerator of which is the number of full and partial months that have lapsed from the first day of the Performance Period until the date of the Termination of Employment and the denominator of which is the total number of months in the Performance Period, shall become free of all restrictions and be vested and shall be settled in accordance with Section 2 hereof (for the avoidance of doubt, if an Employee who is eligible for Retirement incurs a Termination of Employment by the Company without Cause or by the Employee for Good Reason, the vesting of such Employee’s Assumed PSUs shall be governed by subsection (B) hereof). Nothing in this Section 6 shall preclude the Company from settling, upon a Change in Control, any Performance Share Units (to the extent effectuated in accordance with Treasury Reg. §

1.409A-3(j)(4) (ix) if the Employee is a citizen of the United States or otherwise subject to U.S. Federal Income Tax in respect of the Performance Share Units).
7.Payment of Transfer Taxes, Fees and Other Expenses.
The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of Shares received by the Employee in connection with the Performance Share Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.
8.Other Restrictions.
(a)The Performance Share Units shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any applicable law is required, or (ii) the consent or approval of any government regulatory body is required, then in any such event, the grant of Performance Share Units shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
(b)If the Employee is a corporate insider as described under the Company’s Insider Trading Policy (as in effect from time to time and any successor policy), the Employee may be required to obtain pre-clearance in accordance with such policy prior to purchasing or selling any of the Company’s securities, including any Shares issued upon the vesting of the Performance Share Units, and may be prohibited from selling such securities other than during an open trading window. The Employee further acknowledges that, in its discretion, the Company may prohibit the Employee from selling such securities even during an open trading window if the Company has concerns over the potential for insider trading.
9.Taxes and Withholding.
(a)The Employee irrevocably undertakes to:
(i)pay to the Company, his or her employer or former employer (as appropriate) the amount of any Tax Liability; or
(ii)enter into arrangements to the satisfaction of the Company, his or her employer or former employer (as appropriate) for payment of any Tax Liability.
(b)The Employee irrevocably undertakes that, at the request of the Company, his or her employer or former employer, the Employee shall join that person in making a valid election to transfer to the Employee the whole or any part of the liability for employer national insurance contributions (or any similar liability for social security contribution in any jurisdiction) which:
(i)the Company or any employer (or former employer) of the Employee may become liable to pay as a result of any Taxable Event; and
(ii)may be lawfully transferred from the Company or any employer (or former employer) to the Employee.
(c)If required to do so by the Company, the Employee irrevocably undertakes, in relation to any Shares delivered to him pursuant to Section 2, to enter into a joint election under section 431(1) or section 431(2) of the Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom before the date falling 14 days after he acquires the relevant Shares. The Employee hereby appoints the Company (acting by any of its directors or officers from time to time) as his agent to execute any joint election required to be entered into under this Section in his name and on his behalf.
(d)The obligations of the Company under this Agreement shall be conditioned on compliance by the Employee with this Section 9, and the Company shall not deliver Shares in respect of the

Performance Share Units unless and until the Employee has made arrangements satisfactory to the Committee to satisfy his or her obligations under this clause. Unless the Employee pays the Tax Liability to the Company, employer or former employer by cash or cheque, withholding may be effected, at the Company’s option, by withholding Shares issuable in connection with the Performance Share Units (provided that the Shares may be withheld only to the extent that such withholding will not result in adverse accounting treatment for the Company). The Employee acknowledges that the Company, the employer and any former employer have the right to deduct any taxes required to be withheld by law in connection with the Performance Share Units from any amounts payable by it to the Employee (including, without limitation, future cash wages). The Employee’s obligations under Section 9(a) shall not be affected by any failure of the Company or employer or former employer to withhold shares or deduct from payments of remuneration under this Section 9(d).
(e)In this Section 9 references to “employer” and “former employer” include a company of which the Employee is a director or other officer (or any company of which the Employee was formerly a director or other officer).
10.Privacy and Data Protection.
(a)The Employee consents to the Company, Subsidiaries and Affiliates holding and processing information about the Employee for legal, personnel, administrative and management purposes and, in particular, holding and processing: (i) health records and any medical reports to monitor sick leave and sick pay, to administer benefits and take decisions as to the Employee’s fitness to work or the need for adjustments in the workplace; (ii) information required to carry out performance reviews, disciplinary and grievance procedures, internal investigations and considering reports (which may be submitted anonymously) under any whistle-blowing procedure; (iii) any information relating to criminal proceedings in which the Employee has been involved; and (iv) to comply with legal requirements and obligations to third parties (“Personal Data”). The Employee agree that the Company may make the Personal Data available to Subsidiaries and Affiliates, those who provide products or services to the Company, Subsidiaries and Affiliates (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations, current or potential investors and potential purchasers of the Company, Subsidiaries, Affiliates or the business in which the Employee works.
(b)The Employee consents to the transfer of Personal Data to the Company and to any Subsidiary or Affiliate established outside the European Economic Area, and in particular to the United States. The Employee acknowledges that these countries may not have laws in place to adequately protect the Employee’s privacy. The Employee confirms that he or she understands that all communications (whether by telephone, email or any other means) which are transmitted, undertaken or received using property of the Company or any Subsidiary or Affiliate or on the premises of the Company or any Subsidiary or Affiliate will be treated as work related and are subject to occasional interception, recording and monitoring without further notice. The Employee confirms that he or she does not regard any such communications as private and consents to such interception, recording and monitoring. Interception, recording and monitoring of communications is intended to protect the business interests of the Company and its Subsidiaries and Affiliates (for example, but without limitation, for the purposes of quality control, security of communication and IT systems, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company and its Subsidiaries and Affiliates to comply with relevant legal requirements). The Employee acknowledges that intercepted communications may be used as evidence in any disciplinary or legal proceedings.
THE EMPLOYEE CONFIRMS THAT HE OR SHE HAS READ, UNDERSTOOD AND AGREED TO THE PROVISIONS OF THIS SECTION 10 OF HIS OR HER OWN FREE WILL.
11.Notices.
All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, courier, or registered airmail (postage prepaid), addressed as follows:

If to the Employee:
At the most recent address
on file at the Company
If to the Company:
Unum Group
1 Fountain Square
Chattanooga, Tennessee 37402
Attention: Executive Compensation, Human Resources
or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 11. Notices and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Employee consents to electronic delivery of documents required to be delivered by the Company under the securities laws.
12.Effect of Agreement.
(a)This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(b)A person who is not a party to this Agreement shall not have any rights under or in connection with it, except where such rights arise as a result of this Agreement for the Company or any employer or former employer of the Employee. The rights of the Employee to surrender, terminate or rescind this Agreement, or agree any variation, waiver or settlement of it, are not subject to the consent of any other person.
13.Laws Applicable to Construction; Consent to Jurisdiction.
(a)The interpretation, performance and enforcement of this Agreement (including non-contractual disputes or claims) shall be governed and construed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Performance Share Units are subject to the terms and conditions of the Plan, which is hereby incorporated by reference. The parties agree that the courts of the State of Delaware shall have non-exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this deed or its subject matter or formation (including non-contractual disputes or claims).
(b)The Parties irrevocably consent to any process in any legal action or proceedings under this Section 13 being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.
(c)In addition to the terms and conditions set forth in this Agreement, the Performance Share Units are subject to the terms and conditions of the Plan and the Sub-plan, which are hereby incorporated by reference.
14.Severability.
The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
15.Conflicts and Interpretation.
In the event of any conflict between this Agreement, the Plan or the Sub-plan, the Sub-plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Sub-plan shall govern including, without limitation, the provisions thereof pursuant to which the

Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan and Sub-plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan and Sub-plan. The Employee hereby acknowledges that a copy of the Plan and the Sub-plan has been made available to him and agrees to be bound by all the terms and provisions thereof. The Employee and the Company each acknowledge that this Agreement (together with the Plan and the Sub-plan) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, between the parties or either of them, with respect to the subject matter hereof.
16.Amendment.
The Company may modify, amend or waive the terms of the Performance Share Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Employee without his or her consent, except as required by applicable law, stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
17.Headings.
The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.
18.Counterparts.
This Agreement may be executed in counterparts, which together shall constitute one and the same original.
19.Terms of Office or Employment.
(a)The Employee acknowledges and undertakes that:
(i)subject to Section 5, his or her rights and obligations as an employee or director of the Company or any of its Affiliates shall not be affected by grant of the Performance Share Unit award or the delivery of Shares pursuant to such award; and
(ii)subject to Section 4, the grant of the Performance Share Unit award or the delivery of Shares pursuant to such award gives the Employee no right or expectation to receive any particular remuneration or future awards under the Plan and Sub-plan.
(b)The Employee irrevocably waives any rights that may arise to compensation or damages on account of any loss in respect of the Performance Share Unit award or the delivery of Shares pursuant to such award where such loss arises (or is claimed to arise), in whole or in part, from:
(i)termination of the Employee’s office or employment with; or
(ii)notice to terminate the Employee’s office or employment given by or to, the Company, any Affiliate or former Affiliate. This waiver shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages may be claimed.
(c)The Employee irrevocably waives any rights to compensation or damages that may arise on account of any loss in respect of the Performance Share Unit award or the delivery of Shares pursuant to such award where such loss arises (or is claimed to arise), in whole or in part, from:
(i)any company which employs the Employee, or in which the Employee holds office, ceasing to be an Affiliate of the Company; or

(ii)the transfer of the business in which the Employee is employed from the Company (or any Affiliate of it) to any person which is not the Company (or an Affiliate of it).
This waiver shall apply however the change of status of the relevant company, or the transfer of the relevant business, is caused, and however compensation or damages may be claimed.
20.Confidentiality of Schedule A to this Agreement.
By executing this Agreement, the Employee acknowledges and agrees that the provisions of Schedule A to this Agreement shall be deemed confidential information (except with respect to information that becomes generally available to the public other than as a result of disclosure by the Employee, and then only to such extent), and that the Employee will keep confidential all such provisions and shall not disclose them, directly or indirectly, to any person other than the Employee’s legal advisor as necessary in obtaining legal advice (provided that such advisor is informed of the confidential nature of such provisions and is subject to confidentiality and non-disclosure duties or obligations with respect to such provisions that are no less restrictive than those contained in this Section) or as required by law or legal process.
21.Clawback.
Notwithstanding any provisions in this Agreement to the contrary, the Employee hereby acknowledges and agrees that any Shares or other amounts paid or provided to the Employee pursuant to this Agreement (including any gains realized on Shares issued pursuant to this Agreement), which Shares or amounts are subject to recovery for any reason under any law, government regulation, stock exchange listing requirement, or any policy adopted by the Company from time to time, will be subject to all applicable deductions and clawback pursuant to such law, government regulation, stock exchange listing requirement, or policy as in effect from time to time. For purposes of the foregoing, the Employee expressly and explicitly authorizes the Company’s recovery of any covered compensation under such law, government regulation, stock exchange listing requirement, or policy through any method of recovery that the Company deems appropriate, including without limitation by reducing any amount that is or may become payable to the Employee, whether in the form of wages, severance, vacation pay or any other benefit or for any other reason.
22.Disclosures.
Nothing in this Agreement (including Schedule A hereto) shall be construed to restrict the Employee’s ability to make a confidential disclosure of any trade secret or other confidential information, without notice to or approval by the Company, to a government official or an attorney for the sole purpose of reporting or assisting in the investigation of a suspected violation of law and the Employee shall not be held liable under this Agreement or under any federal or state trade secret law for any such disclosure.
23.Foreign Jurisdictions. This Agreement shall be construed, interpreted and applied in such a manner as shall be necessary to comply with any legal or regulatory requirements of any jurisdiction to which the Employee is or becomes subject. The Company hereby delegates to each of the officers of the Company the authority for the interpretation of such matters, whose interpretations shall be final, binding and conclusive on the Employee and all individuals claiming any rights or benefits hereunder.
[Signature Page Follows]

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Employee has hereunto set the Employee’s hand.

Date: [Acceptance Date]	EMPLOYEE: [Participant Name]

[Signature]

UNUM GROUP

By:
[Signature]
[Name]
[Title]

Schedule A
Subject to the terms and conditions of the Agreement, the Employee shall earn a number of Performance Share Units, based on the actual compound annual growth rates (“CAGRs”) of the Company’s Adjusted Operating EPS and Core Operations Premium Income (each, as defined below, a “Performance Metric”) over the three-year Performance Period relative to targets, further modified by a relative total shareholder return factor, as more fully detailed in the steps set forth below.
First, after calculating the CAGR for each Performance Metric over the Performance Period, the Company shall determine a “Weighted Average Percentage” for each Performance Metric by multiplying (i) the achievement level (expressed as a percentage) for the Performance Metric (rounded to two decimals) using the chart below and applying straight-line interpolation for results between two values, by (ii) one-half (0.5). Notwithstanding the foregoing, in no event shall the achievement level for a Performance Metric, as determined pursuant to clause (i) above, be more than 200%. In the event the achievement level for a Performance Metric would be less than 50%, using the chart below, the achievement level shall be 0%.

	CAGR over the Performance Period for the following Performance Metrics
Achievement Level	Adjusted Operating EPS	Core Operations Premium Income
50%	3.00%	2.00%
100%	7.00%	4.00%
200%	11.00%	6.00%
Second, the Weighted Average Percentage for each Performance Metric shall be added together to determine the “Total Performance Percentage”.
Third, a “Final Achievement Percentage” shall be determined by multiplying (i) the Total Performance Percentage by (ii) the TSR Factor set forth in the chart below based on the TSR Percentile Ranking (as defined below).

TSR Percentile Ranking	TSR Factor
75% or above	1.2
62.5%	1.1
50%	1.0
37.5%	0.9
25% or below	0.8
If the TSR Percentile Ranking is between the percentiles appearing on the chart, the TSR Factor shall be calculated based on straight line interpolation, rounded to two decimals.
Fourth, the final number of Performance Share Units earned (rounded to three decimals) shall be determined by multiplying (i) the number of Performance Share Units granted as provided in Section 1(a) by (ii) the Final Achievement Percentage.
For purposes of this Schedule A, the following defined terms shall be used:
“Additional Adjustment Items” shall mean any of the following: (i) adjustments resulting from changes in accounting policy or in legal or regulatory rules or laws; (ii) any acquisitions, divestitures or block reinsurance transactions; (iii) regulatory, legal, or tax settlements; (iv) changes to strategic asset allocation; (v) debt repurchase or retirement; (vi) fluctuations in foreign currency exchange rates; (vii) fees or assessments, including tax assessments, from legislation enacted after the date hereof; (viii) reserve assumption updates; (ix) asset impairments, including, but not limited to, those related to premiums receivable, reinsurance recoverable, property and equipment, right-of-use assets, value of business acquired
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and goodwill; (x) restructuring costs; and (xi) the effect of a global pandemic or other economic or environmental pressures impacting results. For purposes of calculating fluctuations in foreign currency exchange rates for Adjusted Operating EPS and Core Operations Premium Income pursuant to clause (vii) of this definition, the Company shall apply a fixed exchange rate for each of the United Kingdom and Poland equal to the ratio of (y) full-year 2025 ATOE or premium income (as applicable) reported in U.S. dollars to (z) full-year 2025 ATOE or premium income (as applicable) reported in the applicable local currency, which shall be used for all years of the Performance Period.
“Adjusted Operating EPS” shall mean, with respect to a fiscal year, the Company’s after-tax adjusted operating income or loss (“ATOE”) for such fiscal year, divided by the weighted-average number of shares of common stock of the Company outstanding for such fiscal year (assuming dilution) as assumed in the Company’s capital plan as of the date hereof, with the numerator being adjusted to exclude the impacts of any Additional Adjustment Items, it being understood and agreed that ATOE as reported by the Company in its Form 10-Q and Form 10-K filings for fiscal periods beginning on or after January 1, 2026 (including all prior periods presented therein), which excludes, among other items, ATOE of the Company’s Closed Block segment, shall be used for purposes of this Agreement.
“Core Operations Premium Income” shall mean the sum of premium income in the Company’s core operations (comprised of the Company’s Unum US, Colonial Life, and Unum International reportable segments), adjusted to exclude the impacts of any Additional Adjustment Items.
“Peer Group” shall mean the following group of peer companies: Aflac Incorporated, Globe Life Inc., The Hartford Financial Services Group, Inc., Lincoln National Corporation, MetLife, Inc., Principal Financial Group, Inc., Prudential Financial, Inc., and Voya Financial, Inc. A company shall be removed from the Peer Group if it: (i) ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; (ii) has gone private; (iii) has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or (iv) has been acquired by another company (whether by another company in the Peer Group or otherwise, but not including internal reorganizations) or has sold all or substantially all of its assets. A company that is removed from the Peer Group before the end of the Performance Period will be excluded from the calculation of TSR Percentile Ranking.
“Total Shareholder Return” shall mean total shareholder return as applied to the Company or any company in the Peer Group, determined by comparing the average of the applicable company’s closing stock prices over the 20 trading days immediately preceding the first day of the Performance Period with the average of the applicable company’s closing stock prices over the last 20 trading days of the Performance Period, including dividends and distributions made or, with respect to which a record date has occurred, declared (assuming such dividends or distributions are reinvested in the common stock of the Company or any company in the Peer Group) during the Performance Period.
“TSR Percentile Ranking” shall mean the relative ranking of the Company’s Total Shareholder Return as compared to the Total Shareholder Returns of the Peer Group companies, expressed as a percentile ranking.
Except as provided in Section 20 or 22 of the Agreement, the provisions of this Schedule A are strictly confidential and shall not be disclosed, directly or indirectly, to any person other than the Employee’s legal advisor as necessary in obtaining legal advice (provided that such advisor is informed of the confidential nature of such information and is subject to confidentiality and non-disclosure duties or obligations with respect to such information that are no less restrictive than the provisions of Section) or as required by law or legal process.
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